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                                                                    Exhibit 11.1

                 Statement re: Computation of per share earnings

     Reconciliations of net income per share and net income per share, assuming dilution computations for the three months ended March 31, 2002 and 2001 are as follows (amounts in thousands, except per share amounts):

                                                          Three Months Ended
                                                              March 31,

                                                          -------------------
                                                            2002        2001
                                                          -------     -------

Numerator:

Net loss-numerator for basic and
        diluted net income (loss) per share               $(2,405)    $(2,851)
                                                          =======     =======
Denominator:
       Denominator for basic income (loss) per
        common share weighted average shares.              33,130      28,354

Effect of dilutive securities-stock option                     --          --
                                                          -------     -------
Denominator for diluted income (loss) per
      common share                                         33,130      28,354
                                                          =======     =======

Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.